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Subsidiaries of Fossil, Inc.
as of January 5, 2002

Name of Subsidiary	Place of Incorporation	Parent Company	Percent Ownership
Fossil Intermediate, Inc.	Delaware	Fossil, Inc.	100
Fossil Stores I, Inc.	Delaware	Fossil, Inc.	100
Intermediate Leasing, Inc.	Delaware	Fossil, Inc.	100
Arrow Merchandising, Inc.	Texas	Fossil, Inc.	100
Fossil (East) Limited	Hong Kong	Fossil, Inc.	100
Fossil Europe B.V.	The Netherlands	Fossil, Inc.	100
SFJ, Inc.	Japan	Fossil, Inc.	50
SII Marketing International, Inc.	Delaware	Fossil, Inc.	20
Swiss Technology Holding AG	Switzerland	Fossil, Inc.	100
Fossil Trust	Delaware	Fossil Intermediate, Inc.	100
Fossil Stores II, Inc.	Delaware	Fossil Stores I, Inc.	100
Newtime, Ltd.	Hong Kong	Fossil (East) Limited	100
Pulse Time Center Company, Ltd.	Hong Kong	Fossil (East) Limited	90
Trylink International, Ltd.	Hong Kong	Fossil (East) Limited	85
Fossil Trading, Ltd	Hong Kong	Fossil (East) Limited	100
Fossil Singapore, Ltd.	Singapore	Fossil (East) Limited	81
Design Time, Ltd.	Hong Kong	Fossil (East) Limited	51
FSLA Pty. Limited	Australia	Fossil (East) Limited	80
Fossil Europe GmbH	Germany	Fossil Europe B.V.	100
Fossil Italia, S.r.l.	Italy	Fossil Europe B.V.	100
Gum, S.A.	France	Fossil Europe B.V.	100
Fossil Spain, S.A.	Spain	Fossil Europe B.V.	50
Fossil U.K. Holdings Ltd.	United Kingdom	Fossil Europe B.V.	100
Fossil U.K. Ltd.	United Kingdom	Fossil U.K. Holdings Ltd	100
Fossil Stores U.K. Ltd.	United Kingdom	Fossil U.K. Ltd.	100
The Avia Watch Company Limited	United Kingdom	Fossil U.K. Holdings Ltd	100
Zodiac 1882 AG	Switzerland	Swiss Technology Holding AG	100
Montres Antima SA	Switzerland	Swiss Technology Holding AG	100
Vedette Industries SA	France	Gum, SA	100
Logisav SARL	France	Vedette Industries SA	100
SEM SARL	France	Vedette Industries SA	100
Trotime Espana SL	Spain	Vedette Industries SA	51
Synergies Horlogers SA	Switzerland	Montres Antima SA	100

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Subsidiaries of Fossil, Inc. as of January 5, 2002